Exhibit 5.1

October 6, 2015

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for the CalAtlantic Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended, of, among others, $15,000,000 of deferred compensation obligations (the “Obligations”) of the Company to be offered and sold under The Ryland Group, Inc. Executive and Director Deferred Compensation Plan II (the “Plan”).

We have examined the Registration Statement, the Plan, the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than Delaware.

Based upon our examination, subject to the assumptions stated above and relying on the statements in the documents we have examined, we are of the opinion that:

The Obligations, when established pursuant to the terms of the Plan, will be binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

It is understood that this opinion is to be used only in connection with the offer of the Obligations while the Registration Statement is in effect.

Very truly yours,

/s/ Snell & Wilmer L.L.P.